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                                                                      EXHIBIT 99


News Release                                                     [WILLIAMS LOGO]


NYSE:WMB
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Date:       March 30, 2001

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
Contact:    Jim Gipson                         Rick Rodekohr                      Richard George
            Williams (media inquiries)         Williams (investor inquiries)      Williams (investor inquiries)
            (918) 573-2111                     (918) 573-2087                     (918) 573-3679
            jim.gipson@williams.com            rick.rodekohr@williams.com         richard.george@williams.com
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       WILLIAMS BOARD OKS SPINOFF OF WILLIAMS COMMUNICATIONS; SETS RECORD,
                               DISTRIBUTION DATES

         Two Executives Promoted to Serve in the Office of the Chairman

         TULSA, Okla. -- Williams (NYSE:WMB) announced today that its board of directors approved a tax-free spinoff of the company's communications business to Williams' shareholders.

         The spinoff will be in the form of a dividend. Williams will distribute approximately 400 million shares, or about 95 percent of the Williams Communications (NYSE:WCG) common stock it currently owns, to holders of Williams common shares on the record date, which is 5 p.m. Eastern Time on April 9. Distribution is to occur on April 23.

         "Today's decision brings to a conclusion an effort that began last summer. That is when our board began an analysis of whether separating Williams and Williams Communications would best enable each to reach its full potential and to most efficiently access capital markets," said Keith E. Bailey, chairman, president and chief executive officer of Williams.

         "Obviously, the capital markets are very different today than when we began pursuing this objective, but the conclusion is obvious," he said. "With sufficient capital in hand to meet its needs well into 2002 and its next-generation network completed and open for business, we believe Williams Communications is poised to deliver on its great potential.

         "Following the completion of the spinoff, Williams will have the ability to commit its balance sheet to the substantial growth opportunities that are available across the spectrum of our energy businesses, and we expect to continue to produce superior returns for our shareholders," Bailey said. "And, separating these two successful businesses should offer the market a greater ability to fully value them, which is even more critical in a time of market turmoil."


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         Based on the number of common shares of Williams stock currently outstanding, shareholders would receive approximately 82 percent of a WCG share for every share of Williams common stock they own. The actual distribution ratio will be determined on the record date by dividing the actual number of WCG shares to be distributed by the number of shares of Williams common stock outstanding.

         Each Williams shareholder on the record date will receive whole shares of WCG and a cash payment for any fractional share. While the shares of WCG received through the dividend will be tax-free, the cash payments will be taxable. Williams shareholders who sell their shares after the record date, but before the distribution date will, under certain circumstances, also be selling their right to the distribution. Shareholders are encouraged to read information about the spinoff and facts related to the distribution of shares that will be mailed to them on about April 12, or to consult their financial adviser. Lehman Brothers is acting as financial adviser to both companies.

         In other action today, the board elected Steven J. Malcolm, currently president and chief executive officer of Williams Energy Services, and Cuba Wadlington Jr., currently president and chief executive officer of Williams Gas Pipeline, as senior executive officers of Williams. In addition to their current duties, each has been promoted to executive vice president of Williams and will serve in the Office of the Chairman along with Bailey.

         "Clearly, these are two experienced executives who have proven themselves time and again in their careers with Williams," Bailey said. "Their judgment will be invaluable to me as we refocus our company into an energy-only mode.

         "Not only will this structure provide the most efficient way to accomplish our near-term goals, it should serve us over time in creating a pathway toward an orderly transition as I approach my retirement date," said Bailey, who is 58. "While that date has not been set and is well into the future, by the time it arrives I would expect there to be little, if any, doubt in anyone's mind that Williams' future is in good hands with our next generation of senior leadership."

ABOUT WILLIAMS

Williams, through its subsidiaries, connects businesses to energy and communications. The company delivers innovative, reliable products and services through its extensive networks of energy-distributing pipelines and high-speed fiber-optic cables. Williams information is available at www.williams.com.

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Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.



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